Exhibit 16.1

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Tucson Electric Power Company (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of a Form 8-K of Tucson Electric Power Company dated October 7, 2014. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Phoenix, Arizona
October 7, 2014

PricewaterhouseCoopers LLP, 1850 North Central Avenue, Phoenix, Arizona 85004
T: (602) 364 8000, F: (602)364 8001, www.pwc.com/us